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                     December 5, 2023

       Don Kim
       Chief Financial Officer
       UroGen Pharma Ltd.
       400 Alexander Park
       Princeton, NJ 08540

                                                        Re: UroGen Pharma Ltd.
                                                            Form 10-K for
Fiscal Year Ended December 31, 2022
                                                            File No. 001-38079

       Dear Don Kim:

              We have completed our review of your filings. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Life Sciences